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                                                                    EXHIBIT 99.1

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TAMBRANDS                                       NEWS RELEASE

Investor Contact:                               Media Contact:
- ----------------                                -------------
Kathy Brooks Makrakis                           Janey M. Loyd
(914) 696-6509                                  (914) 696-6330

FOR IMMEDIATE RELEASE  (WEDNESDAY, JUNE 12, 1996)
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                        TAMBRANDS EXPECTS LOWER EARNINGS
                        --------------------------------

White Plains, New York--June 12, 1996--Tambrands Inc. (NYSE:TMB) announced today that it expects earnings for the second quarter of 1996 to be significantly below last year's second-quarter earnings, which were $0.59 per share before a litigation charge. The reduced earnings expectations are due primarily to lower U.S. unit sales resulting from unprecedented competition in the domestic tampon market, mainly in the form of retail price promotions by competitors. The Company also said earnings for full-year 1996 are likely to be below 1995 earnings, which were $2.57 per share before the charge.

"Despite the intensified competition, Tambrands is committed to an ambitious long-term plan to grow the worldwide tampon business," said Edward T. Fogarty, President and Chief Executive Officer. "In 1994 and 1995, we demonstrated our ability to revitalize growth in this category and increase the Tampax worldwide market share. We believe Tampax has the potential to be one of the global megabrands of the next century. We will continue our long-term investment in product improvements, premium-priced new products and increased education and marketing support."

Tambrands has manufactured Tampax(R) tampons for 60 years, and today is the worldwide market leader. Tampax tampons are sold in over 150 countries and are used with confidence by millions of women.

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